Exhibit 99.1

CONTACTS:

MEDIA:

Jeff Macdonald

Acorda Therapeutics

(914) 347-4300 ext. 232

jmacdonald@acorda.com

INVESTOR RELATIONS:

Molly Newton

Acorda Therapeutics

(914) 347-4300 ext. 203

mnewton@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Announces Acquisition of

Aminopyridine and Pre-Clinical Assets from Neurorecovery, Inc.

HAWTHORNE, N.Y., February 4, 2008 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced the acquisition of certain assets of Neurorecovery, Inc., a privately held company that focuses on the development and commercialization of neurological drugs that target inflammatory diseases of the peripheral nerves. This acquisition will enable Acorda to explore additional therapeutic indications for its investigational compound Fampridine-SR, as well as gain access to pre-clinical compounds that may have utility in nervous system disorders.

Ron Cohen, President and Chief Executive Officer, Acorda Therapeutics, commented, “This acquisition helps us to continue to develop Fampridine-SR to its fullest potential for patients with neurological disorders. At the same time, we also have the opportunity to add additional compounds to our pipeline that align with our clinical expertise in the area of neurological research.”

Under the terms of the purchase agreement, Acorda was assigned two key licensing and research agreements relating to the use of aminopyridines in peripheral neuropathies and to two early stage development candidates.  Acorda also acquired Neurorecovery’s pre-clinical and clinical data, regulatory filings (including Orphan Drug designations), copyrights, trademarks and domain names relating to the three products. Two Phase 2 studies of the aminopyridine compound Ampydin® (IR) for the treatment of chronic functional motor and sensory deficits resulting from Guillain-Barre Syndrome (GBS) have been completed.

Acorda issued 100,000 shares of its Common Stock as the purchase price for these assets. The transaction will be accounted for as an acquisition of in-process research and development assets and, as such, will result in a non-cash expense in the first quarter of 2008 of approximately $2.7 million.

About Fampridine-SR

Fampridine-SR is a sustained-release tablet formulation of the investigational drug fampridine (4-aminopyridine or 4-AP). Laboratory studies have shown that fampridine can improve the communication between damaged nerves, which may result in increased neurological function. Fampridine-SR is currently being studied in a Phase 3 clinical trial to evaluate its safety and efficacy in improving walking ability in people with multiple sclerosis (MS).

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for spinal cord injury, multiple sclerosis and related nervous system disorders. The Company’s marketed products include Zanaflex Capsules® (tizanidine hydrochloride), a short-acting drug for the management of spasticity. Acorda’s lead clinical product, Fampridine-SR, is in a Phase 3 clinical trial to evaluate its safety and efficacy in improving walking ability in people with MS. The Company’s pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics’ ability to successfully market and sell Zanaflex Capsules®, the risk of unfavorable results from future studies of Fampridine-SR, delays in obtaining or failure to obtain FDA approval of Fampridine-SR, competition, failure to protect its intellectual property or to defend against the intellectual property claims of others, the ability to obtain additional financing to support Acorda Therapeutics’ operations, and unfavorable results from its preclinical programs. These and other risks are described in greater detail in Acorda Therapeutics’ filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.